003 Investors Fund Attachment
07/31/2003 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


74 U1

Class A		294,823
Class B		164,520
Class C		    7,534


74 U2

Class M		 9,308
Class R		    --
Class Y		87,153


74 V1

Class A		9.88
Class B		9.14
Class C		9.64


74 V2

Class M		9.48
Class R		9.87
Class Y	          10.02